EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 27, 2014, between Imaging Diagnostic Systems, Inc., a Florida corporation (the “Company”); Viable International Investments, LLC, a Florida limited liability company, and assigns (“Purchaser”); and Allan Schwartz, a Florida resident (“Schwartz”), Richard Grable, a Florida resident (“R. Grable”), and Linda Grable, a Florida resident (“L. Grable,” together with R. Grable and Schwartz, are herein referred to collectively as “Company Representatives” and singularly as “Company Representative”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

 “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Florida, in the form of Exhibit A attached hereto.

“Closing(s)” means one or more closing(s) of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day of each Closing as identified in Section 2.1 below on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, no par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Carlton Fields Jorden Burt P.A., with its office located at 4200 International Place, 100 SE 2nd Street, Miami, FL 33131.

 “Conversion Price” shall have the meaning ascribed to such term in the Certificate of Designation.

“Conversion Shares” shall have the meaning ascribed to such term in the Certificate of Designation.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning ascribed to such term in Section 3.1(kk).

“FDCA” shall have the meaning ascribed to such term in Section 3.1(kk).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(aa).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, option, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Medical Device” shall have the meaning ascribed to such term in Section 3.1(kk).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

 “Preferred Stock” means the 600 shares of the Company’s Series M Convertible Preferred Stock, no par value per share, issued hereunder having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.  The Preferred Stock are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities and shall, at all times that any share of Preferred Stock is outstanding, represent (a) Ninety Percent (90%) of all issued and authorized voting capital stock of the Company, and (b) Ninety Percent (90%) of all issued and authorized capital stock of the Company, based on the Company’s capital stock outstanding as of the First Closing Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that, after the First Closing Date, any shares of Common Stock are issued based on exercise or conversion of an option, warrant, convertible note, convertible preferred stock or other derivative security issued and outstanding as of the First Closing Date, then immediately upon such issuance the Company shall issue to Purchaser or its assigns nine shares of Common Stock for each share of Common Stock issued based on such exercise or conversion in order to prevent dilution of Purchaser’s 90% equity interest in the Company.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.10.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon conversion in full of all shares of Preferred Stock, ignoring any conversion or exercise limits set forth therein, and assuming that any previously unconverted shares of Preferred Stock are held until the five year anniversary of the applicable Closing Date and all dividends are paid in shares of Common Stock until such five year anniversary.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Stated Value” means, with respect to the aggregate 600 shares of Preferred Stock that may be purchased by Purchaser in this Agreement, $10,000 per share of Preferred Stock.

“Subscription Amount” shall mean the aggregate amount to be paid for the Preferred Stock purchased at each Closing hereunder, in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Lock-Up Agreements, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Jersey Stock Transfer LLC, the current transfer agent of the Company, with a mailing address of 201 Bloomfield Avenue, Verona, New Jersey 07044 and a facsimile number of 973-215-2740, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation.

ARTICLE II.
PURCHASE AND SALE

2.1           Closings; Deposit.  A non-refundable deposit in the amount of $100,000 (“Deposit”) will be paid by Purchaser to the Company immediately upon the execution of this Agreement, in accordance with the terms hereof.  If the First Closing occurs, the Deposit shall be applied to the Purchase Price on the First Closing Date.  The aggregate number of shares of the Preferred Stock that shall be purchased by Purchaser hereunder is 600, in accordance with the terms and conditions set forth herein.  Delivery of the shares of the Preferred Stock to be purchased by the Purchaser hereunder shall be made, free and clear of all Liens, in the form of one or more stock certificates, registered in the name of Purchaser or such affiliates of Purchaser as Purchaser may specify, and in each case dated as of each applicable closing date, and any such closing date being referred to herein as a “Closing Date.”  The Company and Company Representatives represent and warrant to Purchaser that the contemplated purchase and acquisition of the Securities herein shall not violate any laws or regulations governing “anti-takeovers” or “control acquisitions” including, without limitation, the Florida Statute relating to “control-share acquisitions”, specifically Florida Statutes Section 607.0902. Prior to the First Closing, and each subsequent Closing thereafter, the Company and Company Representatives shall have obtained the necessary and required approval and consent from the Board of Directors, as required by Florida Statutes Section 607.0902(2)(d)7 (the “Control Acquisition Board Consent”).

(a)           Subject to the representations and warranties made by the Company and the Company Representatives herein continuing to be accurate, true and correct in all material respects, on July 31, 2014 (the “First Closing Date”), upon the terms and subject to the conditions set forth herein, the Company agrees to sell to the Purchaser (or its Affiliate or assign), and the Purchaser (or its Affiliate or assign) shall purchase, an aggregate of 250 shares of Preferred Stock (the “First Closing Purchased Preferred Stock”), free and clear of any Liens (the “First Closing”).  The Company and Company Representatives represent, warrant and agree that the First Closing Purchased Preferred Stock shall at all times represent (i) 78.9% of all issued and authorized voting capital stock of the Company and shall permit Purchaser to retain voting control of the Company, and (ii) upon conversion, 78.9% of all issued and authorized capital stock of the Company, based on the Company’s capital stock outstanding as of the First Closing Date.  The purchase price to be paid by Purchaser in exchange for the First Closing Purchased Preferred Stock shall be $2,500,000 USD (the “First Closing Purchase Price”).  Following the First Closing, and subject to the terms and conditions set forth herein, Purchaser shall purchase an additional 350 shares of Preferred Stock in exchange for the purchase price of $3,500,000 USD, in two separate tranches, as set forth below.

(b)           Subject to the representations and warranties made by the Company and the Company Representatives herein continuing to be accurate, true and correct in all material respects as of the First Closing Date, on July 31, 2015 (the “Second Closing Date”), upon the terms and subject to the conditions set forth herein, the Company agrees to sell to the Purchaser (or its Affiliate or assign), and the Purchaser (or its Affiliate or assign) shall purchase, an aggregate of 200 shares of Preferred Stock (the “Second Closing Purchased Preferred Stock”), free and clear of any Liens (the “Second Closing”). The purchase price to be paid by Purchaser in exchange for the Second Closing Purchased Preferred Stock shall be $2,000,000 USD (the “Second Closing Purchase Price”).

(c)           Subject to the representations and warranties made by the Company and the Company Representatives herein continuing to be accurate, true and correct in all material respects as of the First Closing Date, on a date within 14 days after the Company receives FDA Pre-Market Approval (“PMA”) for its CTLM® system and the Company provides written notice to the Purchaser thereof (the “Third Closing Date”), upon the terms and subject to the conditions set forth herein, the Company agrees to sell to the Purchaser (or its Affiliate or assign), and the Purchaser (or its Affiliate or assign) shall purchase, an aggregate of 150 shares of Preferred Stock (the “Third Closing Purchased Preferred Stock”), free and clear of any Liens (the “Third Closing”, together with the First Closing and the Second Closing, are herein referred to collectively as the “Closings”). The purchase price to be paid by Purchaser in exchange for the Third Closing Purchased Preferred Stock shall be $1,500,000 USD (the “Third Closing Purchase Price”).

Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have no obligation to consummate the Second Closing or the Third Closing if, as of the time scheduled for each such Closing, the Company has sufficient available cash to service its debts and pay its operating expenses in the ordinary course of business, as determined by the Company’s Board of Directors in its good faith business judgment.

The Company and Company Representatives represent, warrant and agree that the 600 shares of Preferred Stock shall at all times represent (i) 90% of all issued and authorized voting capital stock of the Company, and (ii) upon conversion, 90% of all issued and authorized capital stock of the Company, based on the Company’s capital stock outstanding as of the First Closing Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that, after the First Closing Date, any shares of Common Stock are issued based on exercise or conversion of an option, warrant, convertible note, convertible preferred stock or other derivative security issued and outstanding as of the First Closing Date, then immediately upon such issuance the Company shall issue to Purchaser or its assigns nine shares of Common Stock for each share of Common Stock issued based on such exercise or conversion in order to prevent dilution of Purchaser’s 90% equity interest in the Company.

Purchaser shall deliver to the Company, via wire transfer, immediately available funds equal to its Subscription Amount and the Company shall deliver to Purchaser the shares of Preferred Stock as determined pursuant to Section 2.2(a), Section 2.2(b),  or Section 2.2(c), as the case may be, and the Company and Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing.  Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Foley & Lardner LLP, 111 North Orange Avenue, Suite 1800, Orlando, Florida 32801, or such other location as the parties shall mutually agree.

2.2          Deliveries.

(a)           The Company shall deliver or cause to be delivered to Purchaser the following:

(i)               on the date hereof, this Agreement duly executed by the Company;

(ii)            on or prior to the First Closing Date, a legal opinion of Company Counsel, substantially in the form of Exhibit B attached hereto;

(iii)           on each applicable Closing Date, a certificate evidencing the number of shares of Preferred Stock required to be delivered by the Company at such Closing, registered in the name of Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Florida;

(iv)           on or prior to the First Closing Date, the Control Acquisition Board Consent in form and substance reasonably satisfactory to Purchaser; and

(v)            on or prior to the First Closing Date, the appointment of Purchaser’s designees to the Board of Directors pursuant to Section 4.19.

(b)          Purchaser shall deliver or cause to be delivered to the Company the following:

(i)              on the date hereof, this Agreement duly executed by Purchaser; and

(ii)            on the applicable Closing Date, Purchaser’s Subscription Amount by wire transfer to the account specified in writing by the Company.

2.3          Closing Conditions.

(a)           The obligations of the Company hereunder in connection with the Closing(s) are subject to the following conditions being met:

(i)             the accuracy in all material respects when made and on the applicable Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)            all material obligations, covenants and agreements of Purchaser required to be performed at or prior to the applicable Closing Date shall have been performed; and

(iii)           the delivery by Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)           The obligations of the Purchaser hereunder in connection with the Closing(s) are subject to the following conditions being met:

(i)             the accuracy in all material respects when made and as of the First Closing Date of the representations and warranties of the Company and the Company Representatives contained herein (unless as of a specific date therein);

(ii)            all obligations, covenants and agreements of the Company and the Company Representatives required to be performed at or prior to the applicable Closing Date shall have been performed;

(iii)           the delivery by the Company and the Company Representatives of the items set forth in Section 2.2(a) of this Agreement;

(iv)           the Board of Directors Appointment (as defined in Section 4.19 below);

(v)            As of the First Closing Date, the Company’s Common Stock shall not have been deregistered by the United States Securities and Exchange Commission (“SEC”);

(vi)           As of the First Closing Date, the SEC shall have agreed not to deregister the Company’s Common Stock and to provide the Company with a reasonable time to file its delinquent reports before deregistration would occur;

(vii)          As of the First Closing Date, the Company’s auditors shall have completed their audit of the Company’s financial statements for the year ended June 30, 2013; and

(viii)         there shall have been no material changes in the business of the Company or any of its Subsidiaries or any Material Adverse Effect with respect to the Company or any of its Subsidiaries from the date hereof to the First Closing Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company and Company Representatives.  Except as set forth in the Disclosure Schedules, the Company and Company Representatives, jointly and severally, hereby make the following representations and warranties as of the date hereof and as of each Closing Date to Purchaser:

(a)           Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b)           Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.6 of this Agreement, (ii) the filing with the Commission pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Conversion Shares for trading thereon in the time and manner required thereby, and (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)            Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

The Company does not have sufficient shares of Common Stock available for issuance upon conversion of the Preferred Stock.  The Company and Company Representatives represent that 9,818,848,208 shares of Common Stock are outstanding as of the date hereof, which does not include shares reserved for conversion of the Company’s outstanding Series L Convertible Preferred Stock, the exercise of outstanding options and shares reserved for conversion of promissory notes as set forth on the attached Schedule 3.1(g).  The Company and Company Representatives represent and warrant that Purchaser will not be able to convert its shares of Preferred Stock until a majority of the Company’s shareholders approves an increase in the authorized shares of Common Stock to provide sufficient shares for such conversions.   The Company and Company Representatives represent and warrant that upon Purchaser obtaining 78.9% of the issued and outstanding shares of voting capital stock through the purchase at the First Closing of the Preferred Stock which has immediate majority voting rights, an amendment to the Company’s articles of incorporation to increase the authorized shares of Common Stock can be accomplished by a majority shareholder written consent executed by Purchaser followed by the filing of an Information Statement.  The Company and Company Representatives represent and warrant that no annual or special meeting of shareholders will be required for the increase of the authorized shares of Common Stock.  All of the 51 shares of Series Q Preferred Stock held by Linda Grable (the sole holder of all authorized Series Q Preferred Stock) shall be irrevocably cancelled simultaneously with the First Closing Date.

(g)           Capitalization.  The authorized capital stock of Company consists of 20,000,000,000 shares of Common Stock and 2,000,000 shares of preferred stock.  As of the Closing Date, Company has 9,818,848,208 shares of Common Stock issued and outstanding and 71 shares of preferred stock issued and outstanding (specifically, 20 shares of Series L; and 51 shares of Series Q). All of the outstanding shares of capital stock of Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.   As of the Closing Date, no shares of Company’s capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by Company. The Common Stock is currently quoted by the OTCBB under the trading symbol “IMDS”. The capitalization of the Company is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. Except as set forth in Schedule 3.1(g), the Company has not issued any capital stock since its last filed periodic report under the Exchange Act filed on May 15, 2013, for the quarter ended March 1, 2013.    No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth in Schedule 3.1(g) or as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  Except as set forth in Schedule 3.1(g), the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the best knowledge of the Company and Company Representatives, between or among any of the Company’s stockholders. Schedule A-1 is a complete list of all officers, directors and 5% or more shareholders of the Company that beneficially own any voting securities of the Company. Schedule A-2 is a complete list of all holders of the Company’s warrants and options that have full ratchet anti-dilution or, could otherwise have a reduction in exercise price less than the Conversion Price.

Except as set forth in Schedule 3.1(g) attached hereto and except for the securities to be issued pursuant to this Agreement, as of the Closing Date: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of any Credit Party, or contracts, commitments, understandings or arrangements by which any of the Company or its Subsidiaries is or may become bound to issue additional shares of capital stock of any of the Company or its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of any of the Company or its Subsidiaries; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of the Company and its Subsidiaries, or by which the Company and its Subsidiaries is or may become bound; (iii) there are no financing statements filed with any governmental authority securing any obligations of the Company and its Subsidiaries, or filed in connection with any assets or properties of the Company and its Subsidiaries; (iii) there are no outstanding registration statements with respect to Company or any of its securities and there are no outstanding comment letters from the SEC, the Trading Market, or any other governmental authority with respect to any securities of any of the Company or its Subsidiaries; (iv) there are no agreements or arrangements under which any of the Company or its Subsidiaries is obligated to register the sale of any of its securities under the Securities Act; (v) there are no financing statements filed with any governmental authority securing any obligations of any of the Company or its Subsidiaries, or filed in connection with any assets or properties of any of the Company or its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of any of the Company or its Subsidiaries which contain any redemption or similar provisions, and there are no contracts or agreements by which any of the Company or its Subsidiaries is or may become bound to redeem a security of any of the Company or its Subsidiaries (except pursuant to this Agreement).  Each of the Company and its Subsidiaries has furnished to the Purchaser true, complete and correct copies of, as applicable: Certificate of Incorporation, as amended and as in effect on each Closing Date and Bylaws, as in effect on each Closing Date, and any other governing or organizational documents. Except for the documents delivered to Purchaser in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of each of the Company or its Subsidiaries.

(h)           SEC Reports; Financial Statements.  The Company's Common Stock is registered under Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for periods through March 31, 2013 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension; provided, however, the Company has not timely filed SEC Reports since the filing of its Quarterly Report on Form 10-Q for the period ending March 31, 2013.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company through March 31, 2013, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements, June 30, 2012: (i) except as set forth in Schedule 3.1(i), there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) except as set forth in Schedule 3.1(i), the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) except as set forth in Schedule 3.1(i), the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.  The Company does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(j)            Litigation.  Except as set forth in Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company and the Company Representatives, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  Except as set forth on Schedule 3.1(j), there has not been, and to the best knowledge of the Company and Company Representatives, there is not pending or contemplated, any investigation by the Commission involving the Company or any current director or officer of the Company, and the Company and Company Representatives do not have any knowledge that any former director or officer that served the Company has been investigated by the Commission, except with respect to the SEC Judgment (as described in Section 4.21 below).  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)            Labor Relations.  No labor dispute exists or, to the best knowledge of the Company and Company Representatives, is imminent with respect to any of the employees of the Company.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  To the best knowledge of the Company and Company Representatives, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)            Compliance.  Except as set forth in Schedule 3.1(l), neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)           Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)           Title to Assets.  Schedule 3.1(n) is a complete and detailed list of all assets and property owned and leased by the Company and its Subsidiaries.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)           Intellectual Property.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Set forth on Schedule 3.1(o) is a complete and detailed list of all Intellectual Property Rights of the Company and its Subsidiaries.  None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements, June 30, 2012, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person.  To the best knowledge of the Company and Company Representatives, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.  The parties hereto agree that legal title to all core and material Intellectual Property Rights of the Company or used in connection with the businesses of the Company or its Subsidiaries shall be held by the Company, and where applicable, as evidenced by proper assignments and registrations, to the satisfaction of Purchaser, at its sole and absolute discretion.  Company Representatives and the Company shall cooperate in good faith with Purchaser to complete the required transfers and assignments of such Intellectual Property Rights.

(p)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)           Transactions With Affiliates and Employees.  None of the officers or directors of the Company or any Subsidiary and, to the best knowledge of the Company and the Company Representatives, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money too or otherwise requiring payments to or from any officer, director or such employee or, to the best knowledge of the Company and the Company Representatives, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $10,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)            Sarbanes-Oxley; Internal Accounting Controls.  The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of each Closing Date.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of June 27, 2014 (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(s)           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)           Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(u)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)           Registration Rights.  Other than Purchaser, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(w)           Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the best knowledge of the Company and the Company Representatives, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act.  Except as set forth on Schedule 3.1(w), the Company has not received any notification that the Commission is contemplating terminating such registration.  Except as set forth on Schedule 3.1(w), the Company has not, in the 12 months preceding the date hereof, received notice from the Trading Market on which the Common Stock is listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(x)           Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

(y)           Disclosure.  All of the disclosure furnished by or on behalf of the Company and Company Representatives to the Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.   The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.  The Company acknowledges and agrees that Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)            No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)          Indebtedness.  Schedule 3.1(aa) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP.  Except as set forth in Schedule 3.1(aa), neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(bb)         Tax Status.  Except as expressly set forth hereinbelow, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as expressly set forth hereinbelow, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.  As of December 23, 2013, the Company owes accrued payroll taxes of $1,396,691 to the Internal Revenue Service (“IRS”) which is subject to further interest and penalties in the amount(s) of $177,402 if not settled and paid to the IRS.  The IRS has filed a lien against the Company in Broward County, Florida.

(cc)          No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.  The Company has offered the Securities for sale only to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(dd)         Foreign Corrupt Practices.  Neither the Company nor any Subsidiary, nor to the best knowledge of the Company Representatives, the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law or (iv) violated in any material respect any provision of FCPA.

(ee)          Accountants.  The Company’s accounting firm is set forth on Schedule 3.1(ee) of the Disclosure Schedules.  To the best knowledge and belief of the Company and Company Representatives, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending June 30, 2012.

(ff)           Seniority.  As of the First Closing Date, except as set forth in Schedule 3.1(ff), no Indebtedness or other claim against the Company is senior to the Preferred Stock in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(gg)         No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(hh)         Acknowledgment Regarding Purchaser’s Purchase of Securities.  The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities.  The Company and Company Representatives further represent to Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ii)            Acknowledgment Regarding Purchaser’s Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding, except as otherwise provided in Sections 3.2(f) and/or 4.15 hereof, it is understood and acknowledged by the Company and Company Representatives that: (i) Purchaser has not been asked by the Company to agree, nor has Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) Purchaser, and counter-parties in “derivative” transactions to which Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction.  The Company further understands and acknowledges that, except as otherwise provided in Section 4.15 hereof, (y) Purchaser may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities if done in compliance with Section 4.14 hereof will not constitute a breach of any of the Transaction Documents.

(jj)            Regulation M Compliance.  The Company has not, and to the best knowledge of the Company or the Company Representatives, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), except as set forth on Schedule 3.1(jj), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(kk)          FDA.  As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Medical Device”), such Medical Device is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports.  There is no pending, completed or, to the Company's best knowledge and the Company Representatives’ best knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Medical Device, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Medical Device, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries.  The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

(ll)            Stock Option Plans. Schedule 3.1(ll) is a complete and detailed list of all stock option plans of the Company and its Subsidiaries.  Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(mm)        Office of Foreign Assets Control.  Neither the Company nor any Subsidiary nor, to the Company's best knowledge and the Company Representatives’ best knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(nn)         U.S. Real Property Holding Corporation.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(oo)         Bank Holding Company Act.  Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(pp)         Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company Representatives, the Company or any Subsidiary, threatened.

(qq)        Contracts.

(i)
Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.1(qq) to this Agreement, neither the Company nor any of its Subsidiary is a party to or subject to any lease, license, contract, agreement or understanding, whether written or oral.

(ii)
Each agreement, contract, plan, lease, arrangement and commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.1(qq) is a valid and binding agreement of the Company and each Subsidiary, enforceable in accordance with its terms, and is in full force and effect, and neither the Company nor any of its Subsidiary, nor, to the best knowledge of the Company and Company Representatives, any other party thereto is in default under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

(rr)           Subsidiaries and Other Equity Investments.  Neither the Company nor any Company Representative owns, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization, and neither the Company nor any Company Representative has any obligation to make any such investment.

(ss)          Relationships with Related Persons.  To the best knowledge of the Company or any Company Representative, neither the Company, its Subsidiaries nor any Company Representative, employee or stockholder of the Company, or any officer or Affiliate of the Company, or any Affiliate of any Company Representative (A) is or has owned (of record or as a beneficial owner) an equity interest of 5% or more, (B) has or has had any material financial or profit interest in, or (C) is an employee, owner, officer, or director of a Person that has or has had (i) material business dealings or a material financial interest in any transaction with the Company or its Subsidiaries, or (ii) engaged in competition with the Company or its Subsidiaries with respect to any line of the services or products of the Company (a “Competing Business”) in any market presently served by the Company or its Subsidiaries (except for ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market).

(tt)           Intercompany Arrangements.  Neither the Company or any of its Subsidiaries owns any note, bond, debenture or other indebtedness for borrowed money, of the other(s), any Company Representative, stockholder, director, partner, manager, officer or employee of Company, its Subsidiaries or any of their respective Affiliates.  Since the June 30, 2012, Balance Sheet, there has not been any payment by the Company or any of its Subsidiary to any such Person, charge by any such Person to the Company or its Subsidiaries, or other transaction between the Company, any of the Company’s Subsidiary and any such Person.

(uu)         Warranty and Related Matters.  The standard forms of license, maintenance, service and other agreements setting forth the terms of outstanding product and service warranties and guarantees on all products sold, marketed or distributed by Company and its Subsidiaries (collectively, the “Company Products”) are attached hereto as Schedule 3.1 (uu).  Schedule 3.1 (uu) also sets forth a list of all outstanding product and service warranties and guarantees related to the Company Products set forth in agreements listed on Schedule 3.1 (uu) and that are substantially different from the product and service warranties and guarantees set forth in the standard form agreements of Company and its Subsidiaries.  There are not existing or, to the best knowledge of the Company and Company Representatives, threatened product liability, warranty or other similar claims against the Company or any of its Subsidiaries alleging that any Company Product is defective in any respect or fails to meet any product or service warranty, except as set forth in Schedule 3.1 (uu) hereto and to the extent of warranty reserves.  To the best knowledge of the Company and each of the Company Representatives, there are (i) no inherent design defects or systemic or chronic problems in any Company Product that prevents its continued commercial usage; and (ii) no material liabilities for warranty or other claims or returns with respect to any such material defects or problems.

(vv)         Solvency.  Neither the Company nor any of its Subsidiaries has: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

The foregoing representations and warranties made in this Section 3.1, including, without limitation, Section 3.1(g), shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.  Each Company Representative has carefully reviewed each representation, warranty and schedule provided under this Section 3.1.

SCHWARTZ’ INITIALS:	L. GRABLE'S INITIALS:
/s/ALS	/s/LBG

R. GRABLE'S INITIALS:
/s/RJG

3.2           Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants as of the date hereof and as of each Closing Date to the Company as follows (unless as of a specific date therein):

(a)           Organization; Authority.  Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action and on the part of Purchaser.  Each Transaction Document to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Own Account.  Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws).

 (c)           Purchaser Status and No Financing Contingency.  At the time Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each Closing Date, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Purchaser represents and warrants to the Company that Purchaser has all the readily available funds in its possession which are necessary to close the transactions described in this Agreement.

(d)           Experience of Purchaser.  Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)            General Solicitation.  Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect Purchaser’s right to rely on the Company’s and Company Representatives’ representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.  This Agreement, the exhibits and schedules hereto and all other documents and information furnished to Purchaser and its representatives by the Company and Company Representatives do not and will not, as of each applicable Closing Date, include any known untrue statement of a material fact or omit to state any known material fact necessary to make such statements made and to be made not misleading or necessary to provide a prospective purchaser of the Securities with full and complete information as to the Company, and the Company's properties, assets, liabilities, business and prospects and the condition thereof (financial and otherwise).  The Company and Company Representatives have disclosed to Purchaser in writing or on schedules attached hereto all adverse facts known to them relating to the Company and the Securities and operation of the Company’s and its Subsidiaries’ business.  The performance of due diligence shall not limit the indemnification obligations of the Company and Company Representatives hereunder.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.

(a)            The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the fees and expenses of which shall be borne by the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of Purchaser under this Agreement and the Registration Rights Agreement.

(b)            The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

 NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE OR CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

4.2           Acknowledgment of Dilution.  The Company and Company Representatives acknowledge that the issuance of the Securities will result in dilution of the outstanding shares of Common Stock, which dilution will be substantial.  The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3           [Intentionally Deleted]

4.4           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.5           Conversion and Exercise Procedures.  The form of Notice of Conversion included in the Certificate of Designation sets forth the totality of the procedures required of the Purchaser in order to convert the Preferred Stock.  Without limiting the preceding sentences, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order to convert the Preferred Stock.  No additional legal opinion, other information or instructions shall be required of the Purchaser to convert Purchaser’s Preferred Stock.  The Company shall honor conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6           Securities Laws Disclosure; Publicity.  The Company shall, by 5:00 p.m. (New York City time) on the fourth Trading Day immediately following the date hereof, file a Current Report on Form 8-K and press release disclosing the material terms of the transactions contemplated hereby, including the Transaction Documents as exhibits thereto.  The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any such press release of Purchaser, which consent shall not unreasonably be withheld or delayed, or without the prior consent of Purchaser, with respect to any such press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, rule or regulation, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.7           Shareholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser.

4.8           Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and certain material non-public information which the Company has already provided to the Purchaser (which is the information subject the Disclosure Date obligations in Section 4.6), the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide Purchaser or its agents or counsel with any additional information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information.  The Company understands and confirms that Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.9           Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for debt service of debt existing as of the date hereof, obtaining FDA pre-market approval for its Products and working capital purposes as set forth in Schedule 4.9 attached hereto, and shall not use such proceeds: (a) for the satisfaction of any other portion of the Company’s debt other than as set forth on Schedule 4.9 hereto (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.  Certain purchase funds may, in Purchaser’s reasonable discretion, be placed in escrow with an escrow agent selected by Purchaser in order to facilitate direct payments consistent with Schedule 4.9 to creditors and suppliers of the Company.

4.10         Indemnification of Purchaser.  The Company and Company Representatives shall jointly and severally indemnify and hold Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (collectively, the “Purchaser Parties”, and each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that such Purchaser Party may suffer or incur as a result of or relating to (a) any misrepresentation or any breach of any of the representations, warranties, covenants or agreements made by the Company or any Company Representative in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, with respect to any of the transactions contemplated by this Agreement or any of the Transaction Documents.  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.  Notwithstanding anything stated to the contrary (including, without limitation, any indemnification agreement, instrument or document), the Company and Company Representatives represent, warrant and covenant with Purchaser that no Company Representative shall be held harmless or indemnified by the Company with respect to any representation or warranty made by any Company Representative under this Agreement; it being expressly agreed by the Company and Company Representatives that a Purchaser Party shall have the right, at such Purchaser Party’s sole discretion, to seek indemnification and/or recourse directly against any or all Company Representatives without undertaking the same against the Company.

4.11         Reservation and Listing of Securities.

The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations to the maximum extent possible under the Transaction Documents; provided,:

(a)            If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 30th day after such date.

(b)            The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchaser evidence of such listing or quotation and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

4.12         [Intentionally Deleted]

4.13          Subsequent Equity Sales.

From the date hereof, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents except as expressly provided in this Agreement.

4.14          Investigation by Purchaser. From the date of this Agreement and through the First Closing Date, the Purchaser shall, through its authorized officers, employees, agents and representatives (including, without limitation, its counsel and accountants), have reasonable access during normal business hours to all premises and personnel of the Company and its businesses and shall be entitled to make such reasonable investigation of the properties, business and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as they request and to make extracts and copies to the extent necessary of such books and records; provided that investigation pursuant to this Section 4.14  shall not affect any representations or warranties made by the Company and Company Representatives herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

4.15         Certain Transactions.  The Company expressly acknowledges and agrees that (i) Purchaser makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6, and (ii) Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6.

4.16          Blue Sky Filings.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Purchaser.

4.17          No Capital Changes; Sale; Merger.  The Company shall not sell all or substantially all of its assets or undertake a business combination, merger, a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchaser, which consent may be withheld, conditioned or delayed at Purchaser’s sole and absolute discretion.

4.18          Employment; Personnel.  After the Closing, Purchaser shall have the right at its sole discretion to establish the terms of the Company’s and its Subsidiaries’ employees (the “Employees”) and consultants, and Purchaser shall not be obligated to employ the Employees on the same terms and conditions (including without limitation compensation, salary, employee benefits, job responsibility and descriptions, location, seniority and deemed length of service) as those provided to such Employees by the Company or its Subsidiary on the day immediately preceding the First Closing Date.

4.19         Change of Board Composition.  The Company and Company Representatives agree that, simultaneous with the First Closing, Purchaser shall have the right to appoint its designees as members of the Board of Directors (constituting at a minimum the majority of the Board of Directors) and remove current members of the Board of Directors, at Purchaser’s sole and absolute discretion.  Prior to the First Closing, the Company and Company Representatives shall obtain the necessary and required directors’ consent to appoint the Purchaser’s designees as the sole members of the Board of Directors simultaneously with the consummation of the First Closing (the “Board of Directors Appointment”).  The provisions of this Section 4.19 shall survive the First Closing.

4.20         Business Plan.  The Company and Company Representatives agree that, prior to the First Closing, the Company, the Company Representatives and Purchaser shall cooperate and develop a business plan for the Company that is subject to Purchaser’s approval, which approval may be withheld or conditioned at Purchaser’s sole and absolute discretion (the “Approved Business Plan”).

4.21         SEC Judgment.  The Company and Company Representatives acknowledge that a Final Judgment of Permanent Injunction and Other Relief Against Defendant Imaging Diagnostic Systems, Inc. was entered on March 17, 2014 in the United States District Court, Southern District of Florida, (Case Styled Securities and Exchange Commission v. Imaging Diagnostic Systems, Inc., Linda Grable and Allan Schwartz; Case No. 13-62025-CIV-Rosenbaum/Hunt) (the “SEC Judgment”).  The Company and Company Representatives represent and warrant to Purchaser that since March 17, 2014, and as of the date hereof, the Company and all defendants named in the SEC Judgment have timely and strictly complied with, and performed, all requirements and obligations contained in the SEC Judgment.  Further, the Company and Company Representatives agree and warrant to Purchaser that the Company and the defendants shall at all times on the date hereof and after the date of this Agreement timely and strictly comply with, and perform, all requirements and obligations contained in the SEC Judgment.

4.22         Acquisition Proposals.  The Company shall not, and the Company and Company Representatives shall cause the Company and its Subsidiaries not to, directly or indirectly, through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) solicit, initiate or encourage submission of inquiries, proposals or offers from any Person or group other than Purchaser (a “Third Party”), relating to any acquisition or purchase of all or a portion of the Securities, or any equity interest in, the Company or its Subsidiaries; or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing.  The Company and Company Representatives shall promptly notify Purchaser if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice set forth in reasonable detail the identity of the Third Party and the terms and conditions of such inquiry, proposal or offer.

ARTICLE V.
MISCELLANEOUS

5.1           Termination.  This Agreement may be terminated by either party or the Company by written notice to the other, if the First Closing has not been consummated on or before July 31, 2014; provided, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).  Notwithstanding the foregoing, in the event that this Agreement is terminated due to Purchaser’s breach for failure to timely consummate the First Closing or any other Closing, the Company’s sole remedy shall be to retain Purchaser’s Deposit as liquidated damages.  In the event of termination for any reason other than a breach by Purchaser (including, without limitation, any misrepresentation or breach of warranty or covenant under this Agreement by the Company or any Company Representative), the Deposit shall be immediately refunded to Purchaser.

5.2           Fees and Expenses.  The Company shall deliver to Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion delivered by Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.  All costs and expenses of the Company shall be subject to Purchaser’s prior written approval, which approval may be withheld at Purchaser’s sole and absolute discretion.

5.3           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company and Company Representatives may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser.  Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Securities, provided that (i) such transferee is an “accredited investor” as defined under the Securities Act and (ii) such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Broward County, State of Florida.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Broward County, State of Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such action, suit  or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10         Survival.  The representations and warranties of the Company and Company Representatives contained herein shall survive the Closing(s) and the delivery of the Securities.

5.11         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13         Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of a conversion of the Preferred Stock, the Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion concurrently with the return to Purchaser of the aggregate exercise price paid to the Company for such shares.

5.14         Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15         Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16         Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17         Usury.  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by Purchaser in order to enforce any right or remedy under any Transaction Document.  Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Purchaser’s election.

5.18         [Intentionally Deleted]

5.19         Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20         Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.21         Exculpation of Purchaser.  Notwithstanding anything to the contrary contained herein, the Purchaser’s Affiliates, partners, the partners or members of such partners, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Purchaser and the partners or stockholders of the Purchaser assume no personal liability for any obligations entered into on behalf of the Purchaser and its individual assets shall not be subject to any claims of any person relating to such obligations.  The provisions of this Section 5.21 shall survive each Closing and any termination of this Agreement.

5.22          WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.23          Drafting.  The parties hereto acknowledge and confirm that each of their respective attorneys has participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party.  The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

IN WITNESS WHEREOF, the parties hereto have executed, or as the case may be, have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THE COMPANY:

IMAGING DIAGNOSTIC SYSTEMS, INC., A FLORIDA CORPORATION	Address for Notice: 1291-B NW 65TH PLACE FORT LAUDERDALE, FL 33309
By: /s/ Richard J. Grable II Name: Richard J. Grable II Title: President With a copy to (which shall not constitute notice):	Fax: 954-979-2420
Carlton Fields Jorden Burt P.A. 4200 International Place 100 SE 2nd Street Miami, FL 33131 Attention: Robert B. Macaulay, Esq. Telephone: 305-530-4026 305-530-0050 Fax: 305-530-0055 PURCHASER:
VIABLE INTERNATIONAL INVESTMENTS, LLC, A FLORIDA LIMITED LIABILITY COMPANY	Address for Notice: 1221 E. ROBINSON STREET ORLANDO, FL 32801
By: /s/ Lixin Yang Name: Lixin Yang Title: Manager	Fax: 407-706-1378
With a copy to (which shall not constitute notice):
Robert Q. Lee, Esq. Foley & Lardner LLP 111 North Orange Avenue, Suite 1800 Orlando, Florida 32801 Telephone: 407-423-7656 Fax: 407-648-1743

COMPANY REPRESENTATIVES:

Address for Notice: 1291-B NW 65TH PLACE FORT LAUDERDALE, FL 33309
/s/ Allan L. Schwartz Allan L. Schwartz, Individually With a copy to (which shall not constitute notice):	Fax: 954-979-2420
Carlton Fields Jorden Burt P.A. 4200 International Place 100 SE 2nd Street Miami, FL 33131 Attention: Robert B. Macaulay, Esq. Telephone: 305-530-4026 305-530-0050 Fax: 305-530-0055
Address for Notice: 1291-B NW 65TH PLACE FORT LAUDERDALE, FL 33309
/s/ Linda B. Grable Linda B. Grable, Individually With a copy to (which shall not constitute notice):	Fax: 954-979-2420
Carlton Fields Jorden Burt P.A. 4200 International Place 100 SE 2nd Street Miami, FL 33131 Attention: Robert B. Macaulay, Esq. Telephone: 305-530-4026 305-530-0050 Fax: 305-530-0055

Address for Notice: 1291-B NW 65TH PLACE FORT LAUDERDALE, FL 33309
/s/ Richard J. Grable II Richard J. Grable II, Individually With a copy to (which shall not constitute notice):	Fax: 954-979-2420
Carlton Fields Jorden Burt P.A. 4200 International Place 100 SE 2nd Street Miami, FL 33131 Attention: Robert B. Macaulay, Esq. Telephone: 305-530-4026 305-530-0050 Fax: 305-530-0055